Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 7, 2003	News Media
	Tim Sargeant	(202) 624-6043 (O)
(202) 825-7051 (P)
Financial Community
	Melissa E. Adams	(202) 624-6410 (O)

WGL HOLDINGS, INC. OUTLINES KEY FINANCIAL OBJECTIVES AND
INTRODUCES FISCAL YEAR 2004 EARNINGS GUIDANCE

     At a financial analyst conference today, executives of WGL Holdings, Inc. (NYSE: WGL) (the company) will outline the company’s key financial objectives and provide earnings guidance for fiscal year 2004.

     “We’ve made strategic achievements focused on dramatic utility improvements, profitable, unregulated businesses and high performance that support our commitment to sustainable earnings growth,” James H. DeGraffenreidt, Jr., WGL Holdings Chairman and Chief Executive Officer said before the meeting. “Today we are launching five-year financial goals that will chart our path toward future success for our investors, our customers and our employees.”

     The financial objectives to be announced at today’s meeting include:

•	Growing earnings per share from normal operations by five percent per year, on average, during the five-year fiscal period 2003 through 2008. The projections supporting this objective assume normal weather, continued utility customer meter growth of approximately three percent per year, growth in operation and maintenance expenses approximating the expected rate of inflation, continued control over capital expenditures, compensatory utility rates and continued profitable growth of the company’s unregulated businesses.

•	Achieving free cash flow in excess of capital expenditures.

•	Maintaining a strong balance sheet and superior credit ratings.

•	Supporting sustainable dividend growth. Dividends on the company’s common stock have been paid for 152 consecutive years and have increased for the past 27 years.

     The company is also introducing fiscal year 2004 earnings guidance in a range of $1.60 to $1.70 per share. Earnings for the first quarter of fiscal year 2004, which ends on December 31, 2003, are estimated to be $0.77 to $0.81 per share. The guidance assumes normal weather and no unusual or nonrecurring items. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis and are based on weighted-average common and common equivalent shares outstanding. The range for fiscal 2004 includes projected earnings per share by the company’s unregulated businesses of $0.01 to $0.03 per share.

     The guidance for the regulated utility segment reflects the effect of new Maryland rates per the order issued by the Public Service Commission of Maryland on October 31, 2003, and management’s assumptions regarding the resolution of a pending regulatory proceeding in Virginia. No assumptions have been made regarding the pending District of Columbia rate case or any other future rate changes.

WGL Holdings, Inc. • 101 Constitution Ave., N.W. • Washington, D.C. 20080 • www.wglholdings.com

     DeGraffenreidt said, “WGL Holdings is committed to continuing to generate consistent, long-term earnings growth while supporting a sustainable dividend into the future. Our growth and success result from customer-focused plans and a high performance workforce. We also are focused on continuing to develop a supportive regulatory environment with compensatory rates.”

     The company’s five-year financial goals and fiscal year 2004 guidance will be discussed today at the WGL Holdings’ analyst meeting to be held in Washington, D.C. The event, which begins at 8:30 a.m. Eastern time, is being webcast live at www. wglholdings.com. To hear the live broadcast and access the conference presentations, click on the Analysts’ Conference Webcast icon located on the home page of the referenced site. The audiocast will be archived for replay on the WGL Holdings Web site for 30 days.

     During the conference, the company will present certain key financial measures that are used internally by management, but are not in accordance with generally accepted accounting principals (non-GAAP financial measures). Reconciliation of the differences between these non-GAAP financial measures and the most directly comparable GAAP-based financial measures is provided on the company’s Web site at www.wglholdings.com under Investor Relations, Financial Information, Financial Reports. This reconciliation also will be furnished to the SEC on Form 8-K.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves 960,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that are focused primarily on energy-marketing and commercial heating, ventilating and air conditioning services. Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

     Note: This press release and other statements by the company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the company assumes no duty to update them.

      In addition to the factors previously disclosed in the company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities and other uncertainties. The outcome of negotiations and discussions the company holds with other parties from time to time regarding utility and energy-related investments and transactions that are both recurring and non-recurring also may affect future performance. For a further discussion of risks and uncertainties, see the company’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K and most recent quarterly report on Form 10-Q.

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FY04-04